November 15, 2022

Ms. Karli Anderson
c/o Summit Materials, Inc.
1801 California Street
Suite 3500
Denver, CO 80202

Dear Karli,

I am pleased to offer you the position of Executive Vice President, Chief People, Environmental, Social and Governance Officer and Head of Communications of Summit Materials, LLC (“Summit Materials” or “Company”), reporting directly to me, President and Chief Executive Officer. The details of your position and offer are as follows:

Start Date: November 15, 2022

Compensation: Your annual compensation will be comprised of the following components:

•Annual Base Salary: $475,000, payable in accordance with Summit Materials’ ordinary payroll practices.

•Annual Cash Bonus Target: You are eligible to receive a performance-based bonus with target payout of 60% of your base salary. Your bonus opportunity will be reviewed annually.

•Long-Term Equity Incentive Plan: You will be eligible to participate annually in Summit Materials’ Long-Term Equity Incentive Plan (the “LTIP”). Your initial LTIP grant in 2023 will be equal to 125% of your base salary and consist 50% of restricted share units and 50% of performance share units (each with such terms and conditions as shall be approved by the Compensation Committee of the Company’s Board of Directors). Your eligibility to participate in the LTIP (as well as the level of your participation, if any) will be evaluated on an annual basis.

Employee Benefits: Since you will remain an active participant in the Summit Materials benefit plans, there will be no change to your current employee benefits offerings and elections, and your annual vacation will remain the same.

Location: Denver, CO.

Severance Plan: Your participation in the Summit Materials, Inc. Senior Personnel Severance Plan will remain unchanged.

At-Will: This letter is a confirmation of an employment offer and should not be construed as an employment contract. Summit Materials may rescind this offer at any time and for any reason, or for no reason. Further, please note that your employment with Summit Materials will be “at will,” meaning that Summit Materials or you can terminate your employment at any time and without advance notice or cause.

Please indicate your acceptance of this offer by signing below. If you have any questions surrounding the details of your offer, please contact me.

Karli, I am very excited to extend this offer and look forward to working with you to lead Summit Materials through its next phase of growth and value creation. This is a pivotal time for our company that will offer a significant opportunity for your many talents and experiences to be fully leveraged to drive success for all stakeholders.

Sincerely,

/s/ Anne Noonan

Anne Noonan
President and Chief Executive Officer, Summit Materials, LLC

AGREED and ACCEPTED

/s/ Karli Anderson	11/15/22
Signature	Date